Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale (“Agreement”) is entered into this 19th day of March, 2012, between ATHENS NEWSPAPERS, LLC, a Georgia limited liability company (“Seller”), and HAGEN CREEK PROPERTIES, INC., a Georgia corporation (“Buyer”).

ARTICLE I

AGREEMENT OF PURCHASE AND SALE

Upon the terms and conditions hereinafter stated, Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and accept from Seller on and subject to the terms and conditions set forth in this Agreement, the tract of land containing approximately 3.129 acres with a building located thereon having an address of One Press Place, Athens, Georgia and more particularly described on Exhibit “A” attached hereto, and all improvements, fixtures, warranties, permits, rights and appurtenances pertaining thereto (all of which will be hereinafter collectively referred to as the “Real Property”).

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Real Property shall be Thirteen Million Two Hundred Thirty Thousand and No/100 DOLLARS ($13,230,000.00), payable in cash at Closing.

2.2 Initial Deposit. As a condition precedent to the enforceability of this Agreement, within five (5) Business Days (as hereinafter defined) after the date of this Agreement, Buyer shall deliver a deposit in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the “Deposit”) to Fortson, Bentley and Griffin, P.A. (“Escrow Agent”). Any waiver of this requirement must be made in writing, signed by Seller. The Deposit shall thereafter be held by Escrow Agent in accordance with Article X of this Agreement to be applied or disposed of as herein provided. If the purchase and sale hereunder is consummated in accordance with the terms and provisions hereof, the Deposit shall be credited against the Purchase Price at the Closing. In all other events, the Deposit shall be disbursed as herein provided.

2.3 Payment of Purchase Price. The Purchase Price shall be payable at Closing in cash or wired funds to Seller.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Seller’s Representations, Warranties and Covenants. In order to induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer that as of the date of this Agreement and the Closing Date:

(a) Seller is a liability company duly formed, validly existing and in good standing under the laws of the state of its organization as set forth in the opening paragraph of this Agreement, and has all requisite right, power and authority to execute, deliver and perform this Agreement;

(b) This Agreement has been duly authorized for execution, delivery and performance by Seller, has been duly executed and delivered by Seller, and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms;

(c) There is no pending or threatened litigation, condemnation or similar proceeding affecting the Real Property or any part thereof, nor to the best knowledge and belief of Seller is any such proceeding or assessment contemplated;

(d) There are no unpaid charges, costs, or expenses for improvements in, on, or upon the Real Property which might form the basis for a claim for or affixation of any type of mechanics, materialman’s, laborer’s, artisan’s, or other statutory lien;

(e) There are no parties in possession of any portion of the Real Property as lessees, tenants at sufferance, licensees, or trespassers and no person or entity has any right or option to lease, purchase, occupy, or possess all or any part of the Real Property or any interest therein;

(f) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code; and

(g) To the knowledge of Seller, the Real Property does not contain any hazardous wastes, hazardous substances or materials, toxic materials, or the like, as defined or designated in any federal, state, or local law or environmental statute, regulation, or ordinance, including asbestos, nor does the Real Property contain any environmental hazard under any local, state, or federal laws or regulations applicable to the Real Property. An environmental issue was identified in connection with petroleum originating from a neighboring property affecting the Real Property in 1991. Environmental cleanup work was conducted by Seller and in 2004 Seller received a “No Further Action Required” letter from the Georgia EPD. Except for that cleanup work, to the knowledge of Seller, the Real Property has been operated in compliance with all environmental protection, pollution and land use laws, regulations, and ordinances, whether federal, state, or local. Seller has received no formal or informal inquiry from any person or entity relating to off-site transport, storage, treatment, disposal or the existence of any solid waste, hazardous waste, or hazardous substance in any way relating to the Real Property which has not been resolved.

3.2 Survival. The representations, warranties and covenants of Section 3.1 shall survive the Closing for a period of two years.

3.3 As Is, Where Is. Notwithstanding any provision to the contrary, Buyer shall purchase the Real Property “As Is, Where Is” without warranties related to the condition of the Real Property or its fitness for a particular use. The Deed to be delivered by Seller to Buyer pursuant to Section 5.2(a)(i) shall recite that the Real Property is being conveyed to Buyer in its “AS IS WHERE IS” condition without warranties relating to the condition of the Real Property or its fitness for a particular use.

ARTICLE IV

INSPECTION, TITLE AND SURVEY

4.1 Right to Inspect. Seller has previously provided to Buyer copies of all title insurance policies, surveys, environmental reports, physical inspection reports, construction plans, warranties and permits in Seller’s possession with respect to the Real Property (the “Due Diligence Materials”). Within five (5) days from the date of this Agreement, Seller agrees to provide Buyer with any new Due Diligence Materials that Seller may have obtained or acquired, if any, from and after the date of Seller’s original delivery of the Due Diligence Materials to Buyer. Buyer may terminate this Agreement and receive an immediate refund of the Deposit if, within sixty (60) days after the date of this Agreement (“Buyer’s Review Period”), Buyer elects to terminate this Agreement, for any reason or for no reason. In such event,

Escrow Agent shall immediately return the Deposit to Buyer, less $100 paid to Seller as consideration for this Agreement, and neither party shall have further obligations to the other. Buyer may determine, in its sole and absolute discretion, for any reason or for no reason that the Real Property is suitable for Buyer’s intended use. Buyer shall be deemed to have waived its rights to terminate the Agreement pursuant to this section if Buyer fails to deliver such termination notice to Seller prior to the expiration of Buyer’s Review Period. In the event Buyer fails to terminate this Agreement on or before the expiration of the Buyer’s Review Period as hereinabove provided, (1) the Earnest Money paid to date shall be non-refundable and become the property of Seller, except in the event of a default by Seller hereunder, and (2) Buyer shall, within three (3) Business Days thereafter, deposit an additional sum of $250,000.00 with Escrow Agent as additional earnest money for a total Deposit of $350,000.00, which total Deposit shall be non-refundable and become the property of Seller, except in the event of a default by Seller hereunder. Notwithstanding the preceding, in the event a material change to the Real Property’s condition first arises after the date of this Agreement but prior to closing, such that Buyer’s purposes for use of the Property are reasonably frustrated, (whether such change relates to the title to the Real Property or the Real Property’s physical or environmental condition), Buyer shall have the right to elect to (i) terminate this Agreement and obtain a full refund of the Deposit, or (ii) accept the Real Property in its changed condition (and receive any insurance or condemnation proceeds with respect to such change, or other claim with respect to such change, if any) and proceed to closing in accordance with this Agreement.

4.2 Buyer’s Access to Property. During the Buyer’s Review Period, Seller agrees to permit Buyer’s agents reasonable access to the Real Property for the purposes of conducting engineering and feasibility studies and tests, provided that such studies and tests do not result in any material damage to the present character or topography of the Real Property. Buyer may conduct a Phase I Environmental Site Assessment and, if deemed necessary by Buyer, a Phase II investigation in accordance with current real estate transactional industry standards. Buyer shall not disclose the findings or provide a copy of any Phase I or Phase II investigation or any other environmental site assessment or analysis of the Real Property to the Seller, Seller’s employees or agents, or any third party, including governmental agencies or representatives, unless such disclosure is required by law or specifically requested in writing by Seller. Buyer agrees to indemnify, defend and hold harmless Seller from any liens, claims, loss, damages, injury to persons or damage to Real Property, including improvements, located on the Real Property, and attorneys’ fees arising from Buyer’s inspections, testing and exercise of its right of access to the Real Property. Buyer will restore the Real Property to the same condition after its inspections or testing has been completed as it was prior to said inspections/testing.

Buyer agrees that any person or company conducting inspections on the Real Property shall have comprehensive liability insurance with a company and in an amount satisfactory to the Seller naming Seller as an additional insured and providing a copy of the endorsement to Seller so stating.

4.3 Survey. Within thirty (30) days after the date of this Agreement, Buyer may, at Buyer’s sole cost and expense, cause to be prepared a current plat of survey (“Survey”) of the Real Property, prepared by a duly licensed Georgia land surveyor.

4.4 Commitment. Within thirty (30) days after the date of this Agreement, Buyer shall, at Buyer’s sole cost and expense, obtain and provide a copy to Seller of a Commitment for Owner’s Title Policy (“Commitment”) issued by the a title company of Buyer’s choosing setting forth the state of title to the Real Property and all exceptions, including easements, restrictions, rights-of-way, covenants, reservations, and other conditions, if any, affecting the Real Property which would appear in an Owner’s Title Policy, if issued. At Closing Seller shall pay and release all amounts secured by mortgages, security deeds, or other liens on the Real Property (“Monetary Liens”).

4.5 Survey and Commitment; Seller’s Obligation to Cure Buyer’s Objections. In the event any matters appear in such Commitment or Survey that are unacceptable to Buyer, then Buyer shall, within ten (10) days after Buyer’s receipt of the last of such Survey or Commitment notify Seller in writing of such fact. Buyer shall include in such notification to Seller a copy of the Survey and Commitment, together with copies of the title documents pertinent to Buyer’s objection. Seller may, at its option, eliminate or modify such unacceptable exceptions to the reasonable satisfaction of Buyer. If Seller is unable or unwilling to cure such objections within ten (10) days after Seller’s receipt of Buyer’s objections, Buyer shall, within ten (10) days of such deadline, either: (a) terminate this Agreement by notice in writing to Seller and receive an immediate refund of the Deposit if such termination is within the Buyer’s Review Period; (b) accept such title as Seller can deliver; or (c) extend the time for Seller to cure such objections in writing. Any exceptions to title (excluding Monetary Liens) to which Buyer does not object within such Ten (10) day period or to which Buyer objects but are uncured by Seller shall be deemed to be “Permitted Exceptions” should Buyer proceed with the Closing.

ARTICLE V

CLOSING

5.1 Date and Place of Closing. The Closing (herein so called) shall take place at the offices of Buyer’s counsel at a time specified by Buyer with notice thereof being given to Seller at least ten (10) days in advance. If the Buyer fails to notify Seller of the time, then the Closing shall occur at 2:00 p.m. on the date which is thirty (30) calendar days following expiration of Buyer’s Review Period or such other day as Buyer and Seller may mutually agree. In the event such day is a Saturday, Sunday or federal holiday, the Closing shall occur on the first preceding day that is not a Saturday, Sunday or federal holiday. Buyer agrees that Seller may close by delivering its closing documents by overnight delivery.

5.2 Items to be Delivered at the Closing.

(a) By Seller. At Closing, Seller shall deliver to Buyer, at Seller’s sole cost and expense, each of the following items:

(i) A limited warranty deed (“Deed”), warranting title from claims made by, through or under Seller, duly executed and acknowledged by Seller, and in form for recording, conveying good and marketable fee simple title to the Real Property to Buyer, subject only to the Permitted Exceptions.

(ii) Evidence reasonably satisfactory to Buyer’s title company and Buyer of Seller’s authority to consummate this transaction.

(iii) Affidavits and gap indemnity reasonably required by Buyer’s title company in order to remove all standard exceptions from the Commitment.

(iv) State tax withholding affidavit, deed tax affidavit, a certificate stating that it is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, and otherwise complying regulations thereunder, and any clearance letters required by state taxing authorities necessary to obtain clear and marketable title to the Real Property.

(v) A bill of sale and assignment with respect to all portions of the Real Property consisting of personal and intangible property, warranties and permits.

(vi) Satisfactions or releases with respect to all Monetary Liens.

(vii) A closing statement.

(b) By Buyer. At the Closing, Buyer shall deliver to Seller each of the following items:

(i) The Purchase Price in the form of cash or wired funds.

(ii) A closing statement.

5.3 Possession. Possession of the Real Property shall be delivered to Buyer by Seller at Closing, subject only to the Permitted Exceptions.

ARTICLE VI

PRORATIONS AND CLOSING COSTS

Seller and Buyer shall each pay their respective attorney’s fees. Buyer shall pay the recording fees for the deed and the cost of the Commitment and Survey. Seller shall pay the recording fees for the release of any Monetary Liens, the cost of preparing the deed, and the deed transfer tax. Real Estate taxes for the then current year shall be prorated at the Closing Date effective as of the Closing Date, based on the most recent tax bills. If the final tax rate or assessment for the year of closing for the Real Property is different than that upon which the proration at closing was made, Seller and Buyer agree to adjust the proration at such time as the actual taxes for the Real Property are known. Seller shall be solely responsible for any taxes and assessments attributable to the Real Property for any period prior to the Closing Date, including the estimated amount of any roll-back taxes that may be assessed against the Real Property. The agreements in this paragraph shall survive the Closing.

ARTICLE VII

TERMINATION; DEFAULTS AND REMEDIES

7.1 Seller’s Default. In the event that Seller shall fail to perform any of Seller’s obligations hereunder within the time for or in the manner of performance herein provided following the expiration of any applicable grace or cure period, Buyer shall have the right to elect one of the following: (i) terminate this Agreement in which event the Deposit, together with any interest accrued thereon, shall be refunded to Buyer; (ii) waive such default and close under this Agreement; or (iii) seek the specific performance of this Agreement in which event Seller shall pay any and all fees, expenses, costs and reasonable attorney’s fees incurred by Buyer in pursuit of specific performance.

7.2 Buyer’s Default. In the event that Buyer shall fail to perform any of Buyer’s obligations hereunder following the expiration of any applicable grace or cure period, Seller may terminate this Agreement in which event the Deposit shall be paid to Seller as Seller’s sole remedy for Buyer’s default. Such amount is agreed upon by and between Seller and Buyer as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof and the payment of the Deposit shall constitute full satisfaction of Buyer’s obligations under this Agreement. Such amount is agreed upon by and between Seller and Buyer as a reasonable estimate of just compensation for the harm caused by Buyer’s default. Seller and Buyer expressly agree that Buyer shall be entitled to specific performance hereof, although Seller has waived such right of specific performance hereof against Buyer.

ARTICLE VIII

RISK OF LOSS

Seller shall bear all risk of loss, damage or taking of the Real Property which may occur prior to Closing, as described in this Article. In the event that, prior to the Closing Date, all or any portion of the Real Property is damaged or destroyed to any extent by fire, earthquake, flood or other cause or casualty or shall have been affected by condemnation or taking by eminent domain, or shall be the subject of any condemnation proceeding of which Seller shall have received actual or constructive notice, or shall be sold by Seller in lieu thereof, Buyer shall have the option, but not the obligation, to accept the Real Property, or such title thereto as Seller can convey, in such condition as the Real Property or title may then be, with no reduction in the Purchase Price, but together with the right to receive the proceeds of any insurance or condemnation award or sale in lieu of such condemnation proceeding which shall have been or shall be made in connection with such damage, destruction, condemnation or taking, as the case may be. Such option must be exercised by Buyer by written notice to Seller within a reasonable time but in no event later than Fifteen (15) days following receipt by Buyer of written notice from Seller of such damage, destruction, condemnation or taking, and if such option is not so exercised, this Agreement shall thereafter terminate. In the event of termination of this Agreement pursuant to this Section, the Deposit shall be promptly returned to Buyer and both parties shall be relieved of all obligations hereunder which do not expressly survive termination of this Agreement.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Broker’s Commission. Commission to be paid in connection with this transaction has been negotiated between Seller and Nichols Land & Investment Co. (the “Broker”) and shall be paid by Seller pursuant to a separate agreement between Broker and Seller. Seller and Buyer each represent and warrant to the other that there are no claims for broker’s commissions or finder’s fees in connection with the execution and delivery of this Agreement or otherwise with respect to the Real Property other than set forth above. Seller and Buyer each agree to indemnify the other against and hold each party harmless from all liabilities arising from a breach of the representation and warranty made by such party herein, including without limitation, attorney’s fees and related court costs.

9.2 Notices. Any notice, approval, waiver, objection or other communication (for convenience, “notice”) required or permitted to be given hereunder or given in regard to this Agreement by one party to the other shall be in writing and the same shall be given and be deemed to have been served and given upon receipt or refusal of delivery (a) when delivered in person to the address set forth hereinafter for the party to whom notice is given; (b) by national overnight delivery company such as Federal Express. Any party may change its address for notices by notice theretofore given in accordance with this section and shall be deemed effective only when actually received by the other party.

If to Seller

Athens Newspapers, LLC

Attention: William S. Morris, IV, President

725 Broad Street

Augusta, Georgia 30901

With a copy to, which copy shall not constitute notice:

Hull Barrett, P.C.

Attention: Chris Driver

801 Broad Street, Suite 700

Augusta, Georgia 30901

If to Buyer:

Hagen Creek Properties, Inc.

Attention: Carl R. Nichols

2500 Daniell’s Bridge Road

Building 200, Suite 1F

Athens, Georgia 30606

With a copy to, which copy shall not constitute notice:

Fortson, Bentley & Griffin, P.A.

Attention: G. Marcus Hodge

2500 Daniell’s Bridge Road

Building 200, Suite 3A

Athens, GA 30606

If to Escrow Agent:

Fortson, Bentley & Griffin, P.A.

Attention: G. Marcus Hodge

2500 Daniell’s Bridge Road

Building 200, Suite 3A

Athens, GA 30606

9.3 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement between Seller and Buyer, and there are no other covenants, agreements, promises, terms, provisions, conditions, undertakings, or understandings, either oral or written, between them concerning the Real Property other than those herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon Seller or Buyer unless in writing and signed by both Seller and Buyer.

9.4 Headings. The headings, captions, numbering system, etc. are inserted only as a matter of convenience and may under no circumstances be considered in interpreting the provisions of this Agreement.

9.5 Binding Effect; Assignment. All of the provisions of this Agreement are hereby made binding upon the personal representatives, heirs, successors, and assigns of both parties hereto. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “heirs, executors, administrators and assigns” shall include “successors, legal representatives and assigns”. Notwithstanding the foregoing, this Agreement shall not be assigned by Buyer without the prior written consent of Seller and any such prohibited assignment shall be void; provided, however, that Buyer may assign this Agreement to any “affiliate” of Buyer or any or all of the existing stockholders of Buyer, which for purposes of this Section shall mean any business entity controlled (greater than 50%) by Buyer. Any assignment by Buyer hereunder will not absolve or release Buyer from liability under this Agreement. In order for any assignment to be effective, Buyer must provide to Seller a copy of the fully executed assignment by Buyer and written assumption of this Agreement by the assignee.

9.6 Time of Essence. Time is of the essence of this Agreement.

9.7 Unenforceable or Inapplicable Provisions. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

9.9 Applicable Law. Place of Performance. Waiver of Jury Trial. This Agreement shall be construed under and in accordance with the laws of the State of Georgia. Seller and Buyer hereby consent that venue of any action brought under this Agreement shall be in Athens-Clarke County, Georgia. Buyer and Seller waive their right to jury trial in all actions against each other.

9.10 Attorney’s Fees. In the event either Buyer or Seller should bring suit against the other in respect to any matters provided for in this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees in connection with such suit.

9.11 Authority. Each person executing this Agreement, by his execution hereof, represents and warrants that he is fully authorized to do so, and that no further action or consent on the part of the party for whom he is acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

9.12 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed at the Closing, Seller and Buyer agree to perform such other acts, and to execute and/or deliver such other instruments and documents and either Seller or Buyer, or their respective counsel, may reasonab1y require in order to effect the intents and purposes of this Agreement. Further, Seller and Buyer each agree to deliver to Buyer’s title company affidavits and such other assurances as may reasonably be necessary or required to enable Buyer’s title company to issue the policy of title insurance as contemplated in this Agreement.

9.13 Time Periods. The term “Business Days” as used herein means Mondays through Fridays except holidays. Unless otherwise expressly provided, all periods for delivery or review and the like shall be determined on a “calendar” day basis. If any date for performance, approval, delivery or Closing falls on a Saturday, Sunday or legal holiday (state or federal) in Augusta, Georgia, the time therefore shall be extended to the next Business Day.

9.14 Internal Revenue Code Section 1031 Exchange. Either party may consummate the purchase or sale of the Real Property as part of a so called like kind exchange (an “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (b) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (c) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party (i) have its rights under this Agreement affected or diminished in any manner or (ii) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with §1031 of the Code.

ARTICLE X

THE DEPOSIT

10.1 Deposit of the Funds. Escrow Agent shall hold the Deposit in an account at an FDIC insured institution in accordance with the terms of this Agreement. All checks, money orders or drafts deposited with Escrow Agent under this Agreement will be processed for collection in the normal course of business. Escrow Agent may commingle funds received by it in escrow with funds of others and may, without limitation, deposit such funds in its trust or escrow accounts with any reputable Trust Company, Bank, Savings Bank or Savings Association. Escrow Agent shall not be liable for any loss caused by the failure, suspension, bankruptcy or dissolution of any such investment vehicle or fund. The parties acknowledge that the amount of FDIC insurance may not be sufficient to cover the entire Deposit.

10.2 No Liability for Certain Acts and Omissions. Escrow Agent shall not be liable for any loss or damage resulting from the following: (a) any defects or conditions of title to any property; (b) any defects in the Real Property purchased, obligations or rights of any tenant or other party in possession, the surrender of possession or any misrepresentations made by any other party; (c) any default, error, action or omission of any other party; (d) the expiration of any time limit or other delay, unless such time limit was known to Escrow Agent and such loss is solely caused by failure of Escrow Agent to proceed in its ordinary course of business; (e) lack of authenticity, sufficiency and effectiveness of any documents delivered to it and lack of genuineness of any signature or authority of any person to sign any such document; (f) any loss or impairment of funds deposited in the course of collection or while on deposit with any Trust Company, Bank, Savings Bank or Savings Association resulting from failure, insolvency or suspension of such institution; (g) Escrow Agent complying with any and all legal process, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed; (h) Escrow Agent asserting or failing to assert any cause of action or defense in any judicial, administrative or other proceeding either in the interest of itself or any other party or parties; or (i) any good faith act or forbearance by Escrow Agent.

10.3 Authenticity of Instructions. Escrow Agent shall have no obligation to inquire into the authenticity of any written instructions delivered to it as required by this Agreement nor to inquire as to the genuineness of any signature of authority of any person to issue such instructions.

10.4 Disputes. If written notice of default, non-performance or dispute by or between either Seller or Buyer is given to Escrow Agent, Escrow Agent shall notify in writing all other parties of the receipt of such notice and shall not disburse any funds until Escrow Agent receives written joint disbursement instructions by both Seller and Buyer. If a written joint instruction reply executed by both Seller and Buyer has not been received by Escrow Agent or a conflicting instruction reply has been received from any party, Escrow Agent shall either hold the Deposit or file an interpleader action to resolve the conflict. Escrow Agent shall be indemnified, saved and held harmless by the other parties for all of its expenses, costs and reasonable attorney fees incurred in connection with an interpleader action and such expenses, costs and fees may be deducted from the funds held hereunder.

10.5 Indemnification. If Escrow Agent is made a party to any judicial, non-judicial or administrative action, hearing or process based on acts of any of the other parties hereto and not on the malfeasance and/or gross negligence of Escrow Agent in performing its duties hereunder and which seeks to attach, recover or direct disbursement/release of the subject matter of this Agreement, the expenses, costs and reasonable attorney fees incurred by Escrow Agent in responding to such action, hearing or process may be deducted from the funds held hereunder and the parties shall indemnify save and hold Escrow Agent harmless from said expenses costs and fees so incurred.

10.6 Seller hereby acknowledges and agrees that Escrow Agent represents Buyer in this transaction and that Escrow Agent’s service hereunder shall not disqualify it from representing Buyer in any dispute with Seller or otherwise.

ARTICLE XI

LEASE BACK

Seller and Buyer hereby agree to the form of Lease Back Agreement attached hereto as Exhibit “B”, which Lease Back Agreement Seller shall enter into with Buyer at Closing.

ARTICLE XII

OFFER PERIOD

This Agreement shall be regarded as an offer by the Buyer to the Seller and is open for acceptance by the Seller until 5:00 o’clock, P.M.,              day of March, 2012, by which time written acceptance of such offer must have been actually received by Buyer.

ARTICLE XIII

PUBLIC ANNOUNCEMENT

Buyer hereby consents to Seller public announcing the execution of this Agreement including filings with the Security Exchanges Commission.

[SIGNATURES ON FOLLOWING PAGE]

Executed under seal effective the day and year first written above.

SELLER: ATHENS NEWSPAPER, LLC, a Georgia limited liability company (Seal)	BUYER: HAGEN CREEK PROPERTIES, INC., a Georgia corporation (Seal)

By: /s/ William S. Morris IV	By: /s/ Carl R. Nichols

Print Name: William S. Morris, IV	Print Name: Carl R. Nichols

As its: President	As Its: President

Date: 3-19-12	Date: 3/19/12